As filed with the Securities and Exchange Commission on May     , 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Abbott Laboratories

(Exact name of registrant as specified in its charter)

Illinois	36-0698440
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois	60064-6400
(Address of Principal Executive Offices)	(Zip Code)

ABBOTT LABORATORIES DEFERRED COMPENSATION PLAN

(Full title of the plan)

Laura J. Schumacher

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois  60064-6400

(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (847) 937-5200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (a)	Proposed maximum aggregate offering price (a)	Amount of registration fee (a)
Deferred Obligations	$20,000,000	N/A	$20,000,000	$2,354

(a)           The deferred obligations are unsecured obligations of Abbott Laboratories to pay deferred compensation in the future in accordance with the terms of the Abbott Laboratories Deferred Compensation Plan.

Pursuant to General Instruction E, the contents of Abbott Laboratories Non-Qualified Deferred Compensation Plan Registration Statement on Form S-8 (File no. 333-74220) are incorporated herein by reference.

Part II.  Information Required in the Registration Statement

Item 5.    Interests of Named Experts and Counsel

Laura J. Schumacher, Esq., Senior Vice President, Secretary and General Counsel of the Registrant, whose opinion is included herewith as Exhibit 5, beneficially owned as of May 11, 2005, approximately 48,500 Common Shares of the Registrant (this amount includes approximately 4,629 shares held for the benefit of Ms. Schumacher in the Abbott Laboratories Stock Retirement Trust pursuant to the Abbott Laboratories Stock Retirement Plan) and held options to acquire 195,168 Common Shares of which options to purchase 90,405 Common Shares are currently exercisable.

Item 8.  Exhibits

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

THE REGISTRANT.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in unincorporated Lake County, and State of Illinois, on
May 11, 2005.

ABBOTT LABORATORIES

By:	/s/ Miles D. White
Miles D. White,
Chairman of the Board and
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Miles D. White and Laura Schumacher, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman of the Board,	May 11, 2005
/s/ Miles D. White	Chief Executive Officer, and
Miles D. White	Director

President and Chief
	Operating Officer,	May 11, 2005
/s/ Richard A. Gonzalez	Medical Products Group,
Richard A. Gonzalez	and Director

	President and Chief Operating	May 11, 2005
/s/ Jeffrey M. Leiden	Officer, Pharmaceutical Products
Jeffrey M. Leiden	Group, and Director

	Executive Vice President, Finance and	May 11, 2005
/s/ Thomas C. Freyman	Chief Financial Officer (Principal
Thomas C. Freyman	Financial Officer)

	Vice President and Controller	May 11, 2005
/s/ Greg W. Linder	(Principal Accounting Officer)
Greg W. Linder

/s/ Roxanne S. Austin	Director	May 11, 2005
Roxanne S. Austin

/s/ William M. Daley	Director	May 11, 2005
William M. Daley

/s/ H. Laurance Fuller	Director	May 11, 2005
H. Laurance Fuller

/s/ Jack M. Greenberg	Director	May 11, 2005
Jack M. Greenberg

/s/ David A. L. Owen	Director	May 11, 2005
David A. L. Owen

/s/ Boone Powell Jr.	Director	May 11, 2005
Boone Powell Jr.

/s/ A. Barry Rand	Director	May 11, 2005
A. Barry Rand

/s/ W. Ann Reynolds	Director	May 11, 2005
W. Ann Reynolds

/s/ Roy S. Roberts	Director	May 11, 2005
Roy S. Roberts

/s/ William D. Smithburg	Director	May 11, 2005
William D. Smithburg

/s/ John R. Walter	Director	May 11, 2005
John R. Walter

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Laura J. Schumacher.

23.1	The consent of counsel, Laura J. Schumacher, is included in her opinion.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Deloitte & Touche LLP.

24	Power of Attorney is included on the signature page.